Exhibit 99.1

Prudential Financial Elects Joseph Wolk to Board of Directors

NEWARK, N.J., September 30, 2025 – (BUSINESS WIRE) – Prudential Financial, Inc. (NYSE: PRU) announced today that Joseph Wolk has been elected to the Board of Directors as an independent director, effective September 30, 2025. He will serve on the Board’s Audit and Finance Committees.

Wolk brings extensive experience shaping financial strategy and performance, most notably in his current role as executive vice president and chief financial officer at Johnson & Johnson, where he also serves on the company’s Executive Committee. Wolk also leads Johnson & Johnson’s global shared services, managing an array of functions for a global workforce of more than 130,000 employees. Since his 2018 appointment as chief financial officer, Wolk has led the company’s long-term financial strategy, capital allocation, and operational transformation initiatives, including the separation of Johnson & Johnson’s consumer health business.

“We are pleased Joe is joining the Prudential Board,” said Sandra Pianalto, director and chair of the Board’s Corporate Governance and Business Ethics Committee. “His deep expertise in global finance, operational excellence, and stakeholder engagement will be an asset as Prudential continues to evolve and grow.”

Wolk joined Johnson & Johnson in 1998 and has held numerous senior financial roles across its pharmaceutical and medical technology segments. He is the founding chair of Johnson & Johnson Impact Ventures, an investment fund focused on advancing underinvested healthcare solutions in developing countries. Before Johnson & Johnson, he held various accounting roles at AMETEK, Inc. He holds a JD from Temple University School of Law and a bachelor’s degree in finance from Saint Joseph’s University, where he was recently inducted into the Haub School of Business’ Hall of Fame.

About Prudential Financial

Prudential Financial, Inc. (NYSE: PRU), a global financial services leader and premier active global investment manager with approximately $1.6 trillion in assets under management as of June 30, 2025, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees help make lives better and create financial opportunity for more people by expanding access to investing, insurance, and retirement security. Prudential’s iconic Rock symbol has stood for strength, stability, expertise, and innovation for 150 years. For more information, please visit news.prudential.com.

Prudential Media Contact: Emily Blum, emily.blum@prudential.com